UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 9, 2012

CALYPSO WIRELESS, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-08497	13-5671924
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4801 Woodway Dr., Suite 300E, Houston, TX	77056
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (305) 316-7850
Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01	Other Events

                  After Calypso Wireless, Inc. (“Calypso” or the “Company”) (CLYW) announced on December 15, 2011, that the shareholders of the Company in a Special Shareholders Meeting removed David H. Williams as Director of the Board of Directors, and the Board of Directors appointed Mr. Carlo di Colloredo-Mels on December 17, 2011, to serve as an Independent Director to the Board of the Company until the next election of Directors, David H. Williams filed suit on December 22, 2011, against Calypso and Mr. di Colloredo-Mels in the Court of Chancery of the State of Delaware pursuant to 8 Del. C. § 225(a) challenging Mr. Williams’ removal and Mr. di Colloredo-Mels’ appointment.  Mr. Williams additionally sought the entry of a status quo order pending resolution of the matter.

                 On January 3, 2012, the Court of Chancery (Vice Chancellor J. Travis Laster, presiding) issued a status quo order enjoining and treating as void the removal of Mr. Williams and the appointment of Mr. di Colloredo-Mels until a trial on Mr. Williams’ complaint is heard by the Court on February 1, 2012, in Wilmington, Delaware.  Therefore, the status quo order also enjoins the subsequent appointment of Mr. Lance LaBauve to the Board and the position of CTO.  The hearing on Mr. Williams’ complaint is scheduled for a 1-day trial and has been placed on an expedited track.

                The Company and Mr. di Colloredo-Mels have retained Delaware counsel and have filed an answer to the complaint, and discovery is now proceeding.  Pursuant to the terms of the status quo order, the Board in the meantime is comprised of Cristian Turrini, Kyle Pierce, Ed Walsh, and Mr. Williams.  Furthermore, the Court has ordered that the scope of the authority of the Board of Directors is limited to the usual transactions, customs, and practices, which are within the ordinary course of business of Calypso during the pendency of this matter.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CALYPSO WIRELESS, INC.

DATED: January 9, 2012	By:	/s/ Cristian C. Turrini
Cristian C. Turrini
Chairman, CEO & President